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                                                                   Exhibit 99.12



        TURBODYNE REVISES THE FINANCIAL RESULTS RELEASE SCHEDULE FOR 2000


CARPINTERIA, CA - MARCH 1, 2000 - Turbodyne Technologies Inc. (EASDAQ:TRBD) announces the following revised schedule for the release of Turbodyne's financial results:

Annual Financial Results 1999 - March 30, 2000; first quarter 2000 - May 15, 2000; second quarter and first half 2000 - August 14, 2000; third quarter and nine months 2000 - November 14, 2000.

The date of the Annual Shareholder Meeting is Friday, May 12, 2000.

Turbodyne Technologies Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany. Additional information about the company is available on the Internet at http://www.turbodyne.com.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance - Investor Relations, Ken Fitzpatrick (800) 566-1130 European Investor Relations, Markus Kumbrink +49-69-975-44-665